Exhibit 5.1

Our ref     SQG/675098-000007/26974718v2

Boqii Holding Limited

Building 9, No. 388, Shengrong Road, Pudong

New District, Shanghai 201210

The People’s Republic of China

28 July 2023

Dear Sirs

Boqii Holding Limited

We have acted as Cayman Islands legal advisers to Boqii Holding Limited (the “Company”) in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (Registration No. 333-267919) (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to securities to be issued and sold by the Company from time to time, and the prospectus supplement to the Registration Statement dated 28 July 2023 (the “Prospectus Supplement”), relating to the registered direct offering by the Company to VG Master Fund SPC (the “Purchaser”) of up to US$8,040,000 of American depositary shares (the “ADSs”), each ADS representing 4.5 class A ordinary shares, par value US$0.001 per share of the Company (the “Shares”).

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Form 6-K, which will be incorporated by reference into the Prospectus Supplement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 21 June 2012 issued by the Registrar of Companies in the Cayman Islands.

1.2

The twelfth amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 1 September 2020 and effective immediately prior to the completion of the Company’s initial public offering of the Company’s ADSs representing the Shares (the “Memorandum and Articles”).

Maples and Calder (Hong Kong) LLP

26th Floor Central Plaza 18 Harbour Road Wanchai Hong Kong

Tel +852 2522 9333 Fax +852 2537 2955 maples.com

Resident Hong Kong Partners: Everton Robertson (Cayman Islands), Aisling Dwyer (British Virgin Islands), Ann Ng (Victoria (Australia)), John Trehey (New Zealand)

Matthew Roberts (Western Australia (Australia)), Terence Ho (New South Wales (Australia)), L.K. Kan (England and Wales), W.C. Pao (England and Wales)

Richard Spooner (England and Wales), Sharon Yap (New Zealand), Nick Stern (England and Wales), Juno Huang (Queensland (Australia)), Karen Pallaras (Victoria (Australia)) Joscelyne Ainley (England and Wales). Andrew Wood (England and Wales)

Non-Resident Partners: Jonathan Green (Cayman Islands), Kieran Walsh (Cayman Islands)

Cayman Islands Attorneys at Law | British Virgin Islands Solicitors | Irish Solicitors

1.3	The written resolutions of the board of directors of the Company (the “Board”) dated 18 October 2022 and 28 July 2023 (the “Resolutions”).

1.4	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.5	A certificate of good standing dated 26 July 2023, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.6	The Registration Statement.

1.7	The Prospectus Supplement.

1.8	The Securities Purchase Agreement dated 28 July 2023 between the Company and the Purchaser (the “Transaction Document”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1

The Transaction Document has been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2

The Transaction Document is, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3

The choice of the laws of the State of New York as the governing law of the Transaction Document has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.4	The Company will receive money or money’s worth in consideration for the issue of the Shares, and none of the Shares will be issued for less than their par value.

2.5

The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Document.

2.6

There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Transaction Document.

2.7

No monies paid to or for the account of any party under the Transaction Document or any property received or disposed of by any party to the Transaction Document in each case in connection with the Transaction Document or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.8

There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below. Specifically, we have made no independent investigation of laws of the State of New York.

2.9	The issue of the Shares will be of commercial benefit to the Company.

2.10	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares or the ADSs.

3	Opinion

Based upon, and subject to the foregoing assumptions and the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2

Based solely on our review of the Director’s Certificate and the Memorandum and Articles, the authorised share capital of the Company is US$200,000 divided into 200,000,000 shares of par value of US$0.001 each; comprising (a) 129,500,000 Class A ordinary shares of par value of US$0.001 each; (b) 15,000,000 Class B ordinary shares of par value of US$0.001 each; and (c) 55,500,000 shares of US$0.001 each of such class or classes (however designated) as the Board may determine in accordance with the Memorandum and Articles.

3.3

The execution, issue, delivery and performance of the Transaction Document, including the issue of the Shares, as contemplated by the Prospectus Supplement, have been authorised by and on behalf of the Company and, upon the execution and unconditional delivery of the Transaction Document by any director of the Company for and on behalf of the Company, the Transaction Document will have been duly executed, issued and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with its terms.

3.4

The issue and allotment of the Shares as contemplated by the Prospectus Supplement have been duly authorised and when allotted, issued and paid for as contemplated in the Prospectus Supplement, the Shares will be legally issued and allotted, fully paid and non- assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.5

The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement and the Prospectus Supplement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

4.1	The obligations assumed by the Company under the Transaction Document will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)

enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors and/or contributories;

(b)

enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)

where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)

the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)

the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Document in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)

we reserve our opinion as to the enforceability of the relevant provisions of the Transaction Document to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;

(k)

a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Transaction Document whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company;

(l)

if the Company becomes subject to Part XVIIA of the Companies Act, enforcement or performance of any provision in the Transaction Document which relates, directly or indirectly, to an interest in the Company constituting shares, voting rights or director appointment rights in the Company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Companies Act;

(m)

enforcement or performance of any provision in the Transaction Document which relates, directly or indirectly, to an interest in a Cayman Islands company or limited liability company constituting shares, membership interests, voting rights or director or manager appointment rights in respect of such company or limited liability company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Companies Act or the Limited Liability Companies Act (As Revised) (the “LLC Act”).

4.2	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.3

In this opinion the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.4

We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Transaction Document.

Except as specifically stated herein, we express no view as to the commercial terms of the Transaction Document or whether such terms represent the intentions of the parties, and we make no comment with regard to warranties or representations that may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Form 6-K, which will be incorporated by reference into the Prospectus Supplement and to the reference to our name in the prospectus included in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP

Director’s Certificate

Boqii Holding Limited

P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road,

Grand Cayman, KY1-1205, Cayman Islands

28 July 2023

To:	Maples and Calder (Hong Kong) LLP

26th Floor, Central Plaza

18 Harbour Road

Wanchai

Hong Kong

Dear Sirs

Boqii Holding Limited (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the “Opinion”) in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are otherwise unamended.

2

The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3

The authorised share capital of the Company is US$200,000 divided into 200,000,000 shares of par value of US$0.001 each; comprising (a) 129,500,000 Class A Ordinary Shares of par value of US$0.001 each; (b) 15,000,000 Class B Ordinary Shares of par value of US$0.001 each; and (c) 55,500,000 shares of US$0.001 each of such Class or Classes (however designated) as the Board may determine in accordance with the Memorandum and Articles.

4

The shareholders of the Company have not restricted or limited the powers of the directors in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares or entering into and performing its obligations under the Transaction Documents.

5	The Transaction Documents have been executed and unconditionally delivered by any director of the Company for and on behalf of the Company.

6	The directors of the Company at the date of the Resolutions and at the date hereof were and are as follows:

Hao Liang

Yingzhi Tang

Dong Li

Su Zhang

7

You have been provided with complete and accurate copies of all minutes of meetings or written resolutions or consents of the shareholders and directors (or any committee thereof) of the Company (which were duly convened, passed and/or (as the case may be) signed and delivered in accordance with the Memorandum and Articles) and the certificate of incorporation, Memorandum and Articles (as adopted on incorporation and as subsequently amended) and statutory registers of the Company.

8	The Company has not entered into any mortgages and charges over its property or assets other than those entered in the register of mortgages and charges, or contemplated by the Transaction Document.

9

Prior to, at the time of, and immediately following the execution of the Transaction Document the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the Transaction Document for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

10

Each director of the Company considers the transactions contemplated by the Registration Statement, the Prospectus Supplement and Transaction Document to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

11	The Company is not subject to the requirements of Part XVIIA of the Companies Act (As Revised).

12

To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction and neither the directors nor shareholders have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no receiver has been appointed in relation to any of the Company’s property or assets.

13	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

[signature page to follow]

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Signature:	/s/ Yingzhi (Lisa) Tang
Name:	Yingzhi (Lisa) Tang
Title:	Director

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